Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-134944, No. 333-129777 and No. 333-205048) on Form S-8, as amended, and Registration Statements (No. 333-131935, No. 333-131512 and No. 333-204469) on Form S-3, of our report dated June 8, 2017 relating to the consolidated combined financial statements of Cooltech Holding Corp. consisting of the consolidated combined balance sheets as of December 31, 2016 and 2015, and the related consolidated combined statements of income (loss) and comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years ended December 31, 2016 and 2015.

Signed:

Toronto, Ontario

August 2, 2017

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